UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2010

STW RESOURCES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-3678799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

619 West Texas Avenue, Suite 126, Midland, Texas 79701
(Address of principal executive offices) (zip code)

432-686-7777
(Registrant's telephone number, including area code)

 Copies to:
Marc. J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, New York 10006

 (Former name of registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2010, the board of directors of STW Resources Holdings Corp. (the “Company”) appointed R.H. Tibaut Bowman as a director of the Company.  There is no understanding or arrangement between Mr. Bowman and any other person pursuant to which Mr. Bowman was selected as a director.  Mr. Bowman does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.    Mr. Bowman will receive 200,000 shares of the Compnay’s common stock and will be paid a standard director’s meeting allowance of $1,000.00 per day, plus travel expenses for attending Board meetings.

Mr. Bowman has been active in the practice of oil and gas law and in the oil and gas business for 38 years as an attorney and investor in San Antonio, Texas. He was a partner in the firm of Gresham, Davis, Gregory, Worthy, and Moore, until starting a private practice in 1993. He currently serves on the Board as a general counsel for two independent oil and gas exploration companies W.B. Osborn Oil & Gas and Osborn Heirs Company, both oil and gas exploration and operating companies based in San Antonio, Texas and conducting operations in various states.  He also serves on the Board of Kuper Sotheby's International Realty, a San Antonio, Texas based company. Mr. Bowman previously served on the Board and as general counsel for Fox Photo, a NYSE-listed company.  Mr. Bowman has extensive experience in mergers, acquisitions, and divestures in various areas including real estate, retail, wholesale businesses, and oil & gas, in both public and private sectors. Mr. Bowman is a graduate of the University of Texas (BBA- Finance '69, JD '72).  He has practiced law at R.H. Tibaut Bowman, P.C. from 1993 to date, and from 1978 to 1993, practiced law with Gresham, Davis, Gregory, Worthy and Moore in San Antonio

A copy of the press release announcing Mr. Bowman’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1           Press Release, dated December 1, 2010

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STW Resources Holding Corp.

Dated: December 8, 2010	By:	/s/ Stanley Weiner
Name: Stanley Weiner
Title: Chief Executive Officer and Chairman of the Board of Directors